Exhibit 99.1

PRESS RELEASE
Aspen reports results for the quarter and year ended December 31, 2013
Hamilton, Bermuda, February 6, 2014 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) today reported net income after tax of $90.0 million, or $1.21 diluted net income per share, for the fourth quarter of 2013.

Chris O’Kane, Chief Executive Officer, commented, “In 2013 we continued to advance our three levers for enhancing return on equity -- capital management, enhancing investment returns and business portfolio optimization.  Our Insurance segment benefited from the success of the buildout of our U.S. platform, which achieved profitability in each quarter last year and is positioned to drive meaningful operating leverage going forward. The Reinsurance business had outstanding results in 2013 and we are pleased with our January 1 renewals, which show that clients recognized the strength of Aspen Re’s capabilities and our importance as a trading partner.”
Operating highlights for the quarter ended December 31, 2013

•
Gross written premiums increased overall by 4.9% to $604.4 million in the fourth quarter of 2013 from the fourth quarter of 2012. Gross written premiums in Reinsurance for the fourth quarter of 2013 decreased by 9.4% while Insurance grew 12.2%

•
Combined ratio of 91.9% for the fourth quarter of 2013 compared with a combined ratio of 108.0% for the fourth quarter of 2012.  There were $34.7 million, or 6.1 combined ratio points, of catastrophe losses pre-tax net of reinsurance recoveries and reinstatement premiums in the fourth quarter of 2013 compared with $185.2 million, or 33.5 combined ratio points, in the fourth quarter of 2012

•
Net favorable development on prior year loss reserves of $20.5 million, or 3.6 combined ratio points, for the fourth quarter of 2013 compared with $42.0 million, or 7.5 combined ratio points, for the fourth quarter of 2012

Financial highlights for the quarter and year ended December 31, 2013

•
Annualized net income return on average equity of 12.0% and annualized operating return on average equity of 11.2% for the fourth quarter of 2013 compared with (0.8)% and (1.6)%, respectively, for the fourth quarter of 2012(1)

•	Net income return on average equity of 10.6% and operating return on average equity of 9.7% for 2013 compared with 8.5% and 8.5%, respectively, for 2012(1)

•
Diluted net income per share of $1.21 for the quarter ended December 31, 2013 compared with diluted net loss per share of $0.09 for the fourth quarter of 2012, and diluted net income per share of $4.14 for the year ended December 31, 2013 compared with diluted net income per share of $3.39 for the year ended December 31, 2012

•
Diluted operating income per share of $1.13 for the quarter ended December 31, 2013 compared with diluted operating loss per share of $0.15 for the fourth quarter of 2012(1) and diluted operating income per share of $3.88 for the year ended December 31, 2013 compared with diluted operating income per share of $3.38 for the year ended December 31, 2012

•
On an after-tax basis, net catastrophe losses were $31.8 million, or $0.48 per diluted share, for the fourth quarter of 2013, and $94.0 million, or $1.45 per diluted share, for the year ended December 31, 2013

•	Diluted book value per share of $40.90 at December 31, 2013, up 1.2% from September 30, 2013(1)

(1)	See definition of non-GAAP financial measures on pages 13 and 14

Segment highlights

Reinsurance

Operating highlights for Reinsurance for the quarter ended December 31, 2013 include:

•
Gross written premiums of $176.2 million decreased 9.4% compared with $194.4 million for the fourth quarter of 2012, primarily as a result of $21.0 million of prior year reinstatement premiums associated with Superstorm Sandy in 2012

•	Combined ratio of 58.6% compared with 107.1% for the fourth quarter of 2012

•
Favorable prior year loss reserve development of $46.1 million, or 16.2 combined ratio points, compared with $37.8 million favorable prior year loss reserve development, or 12.6 combined ratio points, for the fourth quarter of 2012

The combined ratio of 58.6% for the fourth quarter of 2013 included $29.4 million, or 10.4 percentage points, of catastrophe losses, pre-tax net of reinsurance recoveries and reinstatement premiums. The combined ratio of 107.1% for the fourth quarter of 2012 was impacted by $124.0 million, or 44.0 combined ratio points, of catastrophe losses, pre-tax net of reinsurance recoveries and reinstatements.

Insurance

Operating highlights for Insurance for the quarter ended December 31, 2013 include:

•	Gross written premiums of $428.2 million increased by 12.2% compared with $381.8 million for the fourth quarter of 2012

•	Combined ratio of 121.6% compared with 104.2% for the fourth quarter of 2012

•
Prior year reserve strengthening of $25.6 million, or 8.9 combined ratio points, compared with prior year reserve favorable development of $4.2 million, or 1.6 combined ratio points, for the fourth quarter of 2012. In the fourth quarter of 2013, adverse prior year development in the Marine, Energy and Transportation line of business was partially offset by favorable prior year development in Casualty and Professional and Financial lines.

The increase in gross written premiums was mainly attributable to growth in Casualty and Financial and Professional lines. The U.S. Insurance teams were again profitable and achieved an underwriting profit in each quarter of 2013.

The combined ratio for the fourth quarter of 2013 included $5.3 million, or 1.9 percentage points, of net catastrophe losses, pre-tax net of reinsurance recoveries. The accident year ex-catastrophe loss ratio for the insurance segment was 74.2% compared with 52.9% in the fourth quarter of 2012. There was a higher frequency of mid-sized losses of $45.0 million principally in our Marine, Energy and Transportation and Casualty lines which accounted for 15.6 percentage points on the loss ratio. The fourth quarter of 2012 was negatively impacted by $61.1 million, or 22.9 combined ratio points, of catastrophe losses, pre-tax and net of reinsurance and reinstatements, primarily from Superstorm Sandy.

Investment performance

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.5 years at December 31, 2013, excluding the impact of interest rate swaps, or 3.2 years including the impact of interest rate swaps. The total return on Aspen’s investment portfolio was 0.32% for the fourth quarter of 2013, compared to 0.25% for the fourth quarter of 2012. The equity portfolio had a gain of 4.9% for the quarter and a gain of 21.0% for the year ended December 31, 2013.

Net investment income for the fourth quarter of 2013 was $47.2 million compared with $51.1 million for the fourth quarter of 2012. Book yield as at December 31, 2013 on the fixed income portfolio was 2.74% compared to 2.82% at September 30, 2013 and 2.88% at December 31, 2012.

Net realized and unrealized investment gains included in net income for the quarter were $18.9 million, excluding the make-whole payment on the redemption of $250.0 million of 6.00% Senior Notes due August 15, 2014 (the “2014 Senior Notes”).

Capital

Total shareholders’ equity increased by $78.5 million in the quarter to $3.3 billion at December 31, 2013.
During the fourth quarter of 2013, Aspen repurchased 373,635 ordinary shares in the open market at an average price of $39.29 per share for a total cost of $14.7 million. Between December 31, 2013 and February 6, 2014, Aspen repurchased 542,805 ordinary shares under its open market repurchase program at an average price of $40.74 per share for a total cost of $22.1 million. For the year ended December 31, 2013, Aspen repurchased a total of 8,461,174 ordinary shares at an average price of $36.59 per share for a total cost of $309.6 million. Aspen had $224.2 million remaining under its current share repurchase authorization as at December 31, 2013.
On November 13, 2013, Aspen issued $300.0 million of 4.65% Senior Notes with a maturity date of November 15, 2023 (the “2023 Senior Notes”). On December 16, 2013, Aspen retired the 2014 Senior Notes using a portion of the proceeds from the 2023 Senior Notes, and incurred a make-whole payment of $9.3 million.
Guidance

Aspen continues to expect to achieve an operating return on equity of 10% in 2014, assuming a pre-tax catastrophe load of $185 million per annum, normal loss experience and given the current interest rate and insurance pricing environment.

January 2014 Reinsurance Renewals
During the January 2014 renewal season, Aspen underwrote $523.9 million in gross written premiums in Reinsurance, an increase of 15.7% compared with the prior year. The renewal data does not include U.S. agriculture premiums.
Below is a table reflecting January 2014 renewals by Property Catastrophe, Other Property, Casualty and Specialty Reinsurance.

January Gross Written Premiums (underwriting year basis)
($ in millions)
	2014	2013	Increase (Decrease)
			%

Property catastrophe	$164.4	$146.0	12.6%
Other property	126.9	78.8	61.1
Casualty	120.8	122.6	(1.5)
Specialty	111.8	105.5	5.9
	$523.9	$452.9	15.7%

Note: The January premiums shown in the above table include premiums written on a proportional basis which are recognized throughout the year to reflect the expected inception of the underlying risks and therefore do not represent Aspen’s reported gross written premium for each of these periods. See page 19 of the Financial Supplement as of December 31, 2013 for Worldwide Natural Catastrophe Exposures: Major Peril Zones. While gross written premiums in Property Catastrophe rose 12.6%, the net exposures for Tier 1 perils (U.S. All Wind, U.S. Earthquake and European Wind) are in the aggregate lower.

See “Forward-looking Statements Safe Harbor” below.

Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 9:30 am (EST) on Friday, February 7, 2014.

To participate in the February 7 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (888) 459 5609 (US toll free) or
+1 (404) 665 9920 (international)
Conference ID 27934010
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available for 14 days via phone and internet, available two hours after the end of the live call. To listen to the replay by phone please dial:

+1 (855) 859 2056 (US toll free) or
+1 (404) 537 3406 (international)
Replay ID 27934010
The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen
Kerry.Calaiaro@aspen.co
+1 (646) 502 1076

Kathleen de Guzman, Vice President, Investor Relations, Aspen
Kathleen.deGuzman@aspen.co
+1 (646) 289 4912

Media
Steve Colton, Head of Communications, Aspen
Steve.Colton@aspen.co
+44 20 7184 8337

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
caroline.merrell@citigatedr.co.uk
jos.bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Abernathy MacGregor
Carina Davidson
ccd@abmac.com
+1 (212) 371 5999

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at December 31, 2013	As at December 31, 2012

ASSETS
Total investments	$6,959.8	$6,692.4
Cash and cash equivalents	1,293.6	1,463.6
Reinsurance recoverables	484.6	621.6
Premiums receivable	999.0	1,057.5
Other assets	493.5	475.5
Total assets	$10,230.5	$10,310.6

LIABILITIES
Losses and loss adjustment expenses	$4,678.9	$4,779.7
Unearned premiums	1,280.6	1,120.8
Other payables	372.4	422.6
Long-term debt	549.0	499.1
Total liabilities	$6,880.9	$6,822.2

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,349.6	3,488.4
Total liabilities and shareholders’ equity	$10,230.5	$10,310.6

Book value per share	$41.87	$42.12
Diluted book value per share (treasury stock method)	$40.90	$40.65

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	December 31, 2013	December 31, 2012
UNDERWRITING REVENUES
Gross written premiums	$604.4	$576.2
Premiums ceded	(56.4)	(51.8)
Net written premiums	548.0	524.4
Change in unearned premiums	24.6	34.1
Net earned premiums	572.6	558.5
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	331.4	437.4
Policy acquisition expenses	99.7	80.0
General, administrative and corporate expenses	94.9	86.1
Total underwriting expenses	526.0	603.5
Underwriting income (loss) including corporate expenses	46.6	(45.0)
OTHER OPERATING REVENUE
Net investment income	47.2	51.1
Interest expense	(9.5)	(7.7)
Other income (expense)	3.5	(6.2)
Total other operating revenue	41.2	37.2

OPERATING INCOME (LOSS) BEFORE TAX	87.8	(7.8)

Net realized and unrealized exchange (losses)	(3.8)	(0.4)
Net realized and unrealized investment gains	9.6	5.6
INCOME (LOSS) BEFORE TAX	93.6	(2.6)
Income tax (expense) benefit	(3.6)	4.6
NET INCOME AFTER TAX	90.0	2.0
Dividends paid on ordinary shares	(11.8)	(12.0)
Dividends paid on preference shares	(9.4)	(8.5)
Dividends paid to non-controlling interest	(0.1)	─
Proportion due to non-controlling interest	0.2	(0.1)
Retained income	$68.9	$(18.6)
Components of net income (after tax)
Operating income (loss)	$84.4	$(2.9)
Net realized and unrealized exchange (losses) after tax	(3.8)	(0.4)
Net realized investment gains after tax	9.4	5.3
NET INCOME AFTER TAX	$90.0	$2.0

Loss ratio	57.9%	78.3%
Policy acquisition expense ratio	17.4%	14.3%
General, administrative and corporate expense ratio	16.6%	15.4%
Expense ratio	34.0%	29.7%
Combined ratio	91.9%	108.0%

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Twelve Months Ended
	December 31, 2013	December 31, 2012
UNDERWRITING REVENUES
Gross written premiums	$2,646.7	$2,583.3
Premiums ceded	(347.0)	(336.4)
Net written premiums	2,299.7	2,246.9
Change in unearned premiums	(127.9)	(163.4)
Net earned premiums	2,171.8	2,083.5
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	1,223.7	1,238.5
Policy acquisition expenses	422.0	381.2
General, administrative and corporate expenses	368.1	345.1
Total underwriting expenses	2,013.8	1,964.8
Underwriting income including corporate expenses	158.0	118.7
OTHER OPERATING REVENUE
Net investment income	186.4	204.9
Interest expense	(32.7)	(30.9)
Other income	6.5	0.9
Total other operating revenue	160.2	174.9

OPERATING INCOME BEFORE TAX	318.2	293.6

Net realized and unrealized exchange (losses)	(14.5)	(2.0)
Net realized and unrealized investment gains	39.0	3.8
INCOME BEFORE TAX	342.7	295.4
Income tax expense	(13.4)	(15.0)
NET INCOME AFTER TAX	329.3	280.4
Dividends paid on ordinary shares	(47.8)	(47.0)
Dividends paid on preference shares	(35.5)	(31.1)
Dividends paid to non-controlling interest	(0.1)	(0.1)
Change in redemption value of the PIERS	(7.1)	─
Proportion due to non-controlling interest	0.5	0.2
Retained income	$239.3	$202.4
Components of net income (after tax)
Operating income	$304.3	$279.9
Net realized and unrealized exchange (losses) after tax	(13.3)	(2.2)
Net realized investment gains after tax	38.3	2.7
NET INCOME AFTER TAX	$329.3	$280.4

Loss ratio	56.3%	59.4%
Policy acquisition expense ratio	19.4%	18.3%
General, administrative and corporate expense ratio	16.9%	16.6%
Expense ratio	36.3%	34.9%
Combined ratio	92.6%	94.3%

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Basic earnings per ordinary share
Net income (loss) adjusted for preference share dividend	$1.23	($0.09)	$4.29	$3.51
Operating income (loss) adjusted for preference dividend	$1.15	($0.15)	$4.03	$3.50
Diluted earnings per ordinary share
Net income (loss) adjusted for preference share dividend	$1.21	($0.09)	$4.14	$3.39
Operating income (loss) adjusted for preference dividend	$1.13	($0.15)	$3.88	$3.38

Weighted average number of ordinary shares outstanding (in millions)	65.594	71.007	66.872	71.096

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	67.052	73.558	69.418	73.689

Book value per ordinary share			$41.87	$42.12
Diluted book value (treasury stock method)			$40.90	$40.65

Ordinary shares outstanding at end of the period (in millions)			65.547	70.754

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			67.090	73.312

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$176.2	$428.2	$604.4	$194.4	$381.8	$576.2
Net written premiums	174.5	373.5	548.0	193.7	330.7	524.4
Gross earned premiums	297.7	366.1	663.8	317.2	328.2	645.4
Net earned premiums	284.8	287.8	572.6	299.8	258.7	558.5
Losses and loss adjustment expenses	86.8	244.6	331.4	248.9	188.5	437.4
Policy acquisition expenses	46.2	53.5	99.7	41.0	39.0	80.0
General and administrative expenses	33.8	51.9	85.7	31.3	41.9	73.2
Underwriting income (loss)	$118.0	$(62.2)	$55.8	$(21.4)	$(10.7)	$(32.1)

Net investment income			47.2			51.1
Net realized and unrealized investment gains (1)			9.6			5.6
Corporate expenses			(9.2)			(12.9)
Other income (expenses)			3.5			(6.2)
Interest expenses			(9.5)			(7.7)
Net realized and unrealized foreign exchange (losses) (2)			(3.8)			(0.4)
Income (loss) before tax			93.6			(2.6)
Income tax (expense) benefit			(3.6)			4.6
Net income			$90.0			$2.0

Ratios
Loss ratio	30.5%	85.0%	57.9%	83.0%	72.9%	78.3%
Policy acquisition expense ratio	16.2%	18.6%	17.4%	13.7%	15.1%	14.3%
General and administrative expense ratio (3)	11.9%	18.0%	16.6%	10.4%	16.2%	15.4%
Expense ratio	28.1%	36.6%	34.0%	24.1%	31.3%	29.7%
Combined ratio	58.6%	121.6%	91.9%	107.1%	104.2%	108.0%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3) The total group general and administrative expense ratio includes the impact from corporate expenses

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Twelve Months Ended December 31, 2013			Twelve Months Ended December 31, 2012
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$1,133.9	$1,512.8	$2,646.7	$1,227.9	$1,355.4	$2,583.3
Net written premiums	1,082.0	1,217.7	2,299.7	1,156.9	1,090.0	2,246.9
Gross earned premiums	1,126.6	1,366.8	2,493.4	1,208.0	1,177.0	2,385.0
Net earned premiums	1,073.0	1,098.8	2,171.8	1,132.4	951.1	2,083.5
Losses and loss adjustment expenses	481.7	742.0	1,223.7	635.3	603.2	1,238.5
Policy acquisition expenses	207.2	214.8	422.0	207.8	173.4	381.2
General and administrative expenses	131.0	185.9	316.9	123.9	168.2	292.1
Underwriting income (loss)	$253.1	$(43.9)	$209.2	$165.4	$6.3	$171.7

Net investment income			186.4			204.9
Net realized and unrealized investment gains (1)			39.0			3.8
Corporate expenses			(51.2)			(53.0)
Other income			6.5			0.9
Interest expenses			(32.7)			(30.9)
Net realized and unrealized foreign exchange (losses) (2)			(14.5)			(2.0)
Income before tax			342.7			295.4
Income tax expense			(13.4)			(15.0)
Net income			$329.3			$280.4

Ratios
Loss ratio	44.9%	67.5%	56.3%	56.1%	63.4%	59.4%
Policy acquisition expense ratio	19.3%	19.5%	19.4%	18.4%	18.2%	18.3%
General and administrative expense ratio (3)	12.2%	16.9%	16.9%	10.9%	17.7%	16.6%
Expense ratio	31.5%	36.4%	36.3%	29.3%	35.9%	34.9%
Combined ratio	76.4%	103.9%	92.6%	85.4%	99.3%	94.3%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3) The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2013, Aspen reported $10.2 billion in total assets, $4.7 billion in gross reserves, $3.3 billion in total shareholders’ equity and $2.6 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s.

For more information about Aspen, please visit www.aspen.co.

Forward-looking Statements Safe Harbor
This press release contains, and Aspen's earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” "do not believe," "aim," "project," "anticipate," "seek," "will,” “likely,” "estimate," "may," "continue," “guidance,” “outlook,” “trends,” “future,” “could” and similar expressions of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the highly competitive insurance and reinsurance industry; changes in insurance and reinsurance market conditions; increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effect of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgements on insurers’ liability to various risks; the effectiveness of our loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone debt crisis; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom; loss of one or more of our senior underwriters or key personnel; our reliance on information and technology and third party service providers for our operations and systems; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Aspen's Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 26, 2013.  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen's ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen's results, management has included and discussed certain "non-GAAP financial measures" as such term is defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen's results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen's business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen's website at www.aspen.co.

(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs.

Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 23 of Aspen's financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen's website at www.aspen.co.

(2) Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including net realized and unrealized gains or losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts and certain non-recurring items. In 2013, a non-recurring item occurred for the $9.3 million make-whole payment associated with the redemption of the 2014 Senior Notes.

Aspen excludes these items from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen's results of operations in a manner similar to how management analyzes Aspen's underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 23 of Aspen's financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen's website at www.aspen.co.

(3) Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 22 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(4) Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 23 of Aspen’s financial supplement for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(5) Combined Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen believes that the presentation of combined ratio excluding catastrophes supports meaningful comparison from period to period of the underlying performance of the business. Combined ratio excluding catastrophes is calculated by dividing net losses excluding catastrophe losses and net expenses by net earned premiums excluding catastrophe related reinstatement premiums. We have defined catastrophe losses in 2013 as losses associated with floods in Central Europe, Canada and India as well as tornadoes and hailstorms in the United States which occurred in Q2; losses associated with hailstorms in Germany, floods in Canada and Mexico which occurred in Q3; and with storms and associated flooding in Europe, India and the Philippines which occurred in Q4. We have defined 2012 catastrophe losses as losses associated with the severe weather in the US in February and March 2012, Hurricane Isaac in August 2012 and Superstorm Sandy in October 2012 and movements in losses associated with the 2011 catastrophe events.

Other

(1)Catastrophe Load included in our guidance is an estimate of the average annual aggregate loss before tax and after reinsurance from natural catastrophe events based on 50,000 simulations of our internal capital model which, in relation to its catastrophe modeling components, is based on a combination of catastrophe models selected by Aspen to best fit its current understanding of the worldwide natural catastrophe perils to which Aspen has known exposures. It does not include losses from non-natural catastrophe events such as terrorism or industrial accidents.

This load is attributed and then released quarter by quarter based on historic claims patterns. For example, there is a higher proportion allocated to the third quarter due to the historical frequency of U.S. Wind events in this period. As an organization, Aspen monitors its current catastrophe losses to date against expected losses and updates the projected numbers accordingly based on this experience.

Actual catastrophe loss experience may materially differ from the catastrophe load in any one year for reasons which include natural variability in the frequency and severity of catastrophe events, and limitations in one or more of the models or uncertainties in the application of policy terms and limits.